Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

RON G. SCOTT, an individual and

PROGRESSIVE CARE, LLC, a Nevada Limited Liability Company

dated as of July 14, 2026

Exhibits

Exhibit A          Form of Noncompetition Agreement

Exhibit B          Form of Assignment of Membership Interests

Exhibit C          Form of Powers of Attorney

Exhibit D          Disclosure Schedules

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 14th day of July, 2026 (the “Effective Date”) by and among PROGRESSIVE CARE, LLC, a Nevada limited liability company (the “Purchaser”), and RON G. SCOTT, an individual (the “Seller”) for the purchase of 100% of the membership interests in SCOTT’S PHARMACY, LLC, a Florida limited liability company (the "Company") (Purchaser and Seller are from time to time referred to individually as a “Party” and collectively as the “Parties”) as follows:

Background Statement

The Seller owns, beneficially and of record, 100% of the issued and outstanding membership interests of the Company, which is operated in Molino, Florida as a pharmacy. Purchaser desires to purchase and acquire from the Seller, and the Seller desires to sell and transfer to Purchaser, all of the membership interests of the Company, on the terms and subject to the conditions hereinafter set forth.

Statement of Agreement

Accordingly, in consideration of the premises, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used throughout this Agreement, the following terms shall have the following meanings:

"Action" means any action, suit, claim, litigation, proceeding, arbitration, audit, investigation, review, or hearing (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Governmental Authority.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"BOP" means the Board of Pharmacy, Department of Health, State of Florida, and any successor thereto.

"Business" means all the business conducted by the Company, including without limitation its pharmacy and related services at its pharmacy.

"Business Day" means a day (other than a Saturday or Sunday) on which commercial banks are open for business in Molino, Florida.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended.

"Claim Notice" has the meaning set forth in Section 8.5.

"Closing" and "Closing Date" have the meanings set forth in Section 2.4.

"CMS" means the Centers for Medicare and Medicaid Services, an agency of the United States Department of Health and Human Services, and any successor thereto.

"COBRA" has the meaning set forth in Section 3.14(d).

"Code" means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

“Company” has the meaning set forth in the Preamble.

"Company Contracts" has the meaning set forth in Section 3.21.

"Confidential Information" means all non-public information, data and records, including the existence and terms of this Agreement, whether written or oral, concerning the business or affairs of any other party hereto; provided, however, that the term Confidential Information shall not include information or data that (a) at the time of disclosure is generally available to and known by the public, (b) was or becomes available to a party on a non-confidential basis from a source other than another party to this Agreement or his or its agents or advisors; provided, however, that such source is not bound by a confidentiality agreement, fiduciary obligation or obligation of secrecy in respect thereof; or (c) was independently developed by the receiving party.

"Covered Properties" has the meaning set forth in Section 3.31(c).

"Damages" means all unreimbursed (for example, from insurance proceeds or due from other third parties) losses, liabilities, settlement payments, awards, judgments, fines, penalties, assessments, damages, deficiencies, taxes, including reasonable attorneys', accountants' and auditors' fees, and reasonable experts' fees incurred in connection with an Action.

"DEA" means the Drug Enforcement Administration.

“Due Diligence Materials” has the meaning set forth in Section 6.5.

“Due Diligence Period” has the meaning set forth in Section 6.5.

"Employee Program" means (a) any "employee benefit plan", within the meaning of Section 3(3) of ERISA, whether or not it is subject to ERISA, or (b) any other employee benefit arrangement that is (i) the portion of any employment or consulting agreement that provides employee benefits, (ii) an arrangement providing for insurance coverage or workers' compensation benefits, (iii) an incentive bonus or deferred bonus arrangement, (iv) a stock purchase or stock option arrangement, (v) a cafeteria plan under Code Section 125, (vi) a death benefit or survivor income arrangement, (vii) an arrangement providing termination allowance, salary continuation, severance pay, retention compensation or similar benefits, (viii) a change in control agreement, (ix) an equity compensation or profit-sharing plan, (x) a deferred compensation plan, (xi) an employee relocation, tuition reimbursement, psychiatric or other counselling, employee assistance, dependent care assistance, or legal assistance plan or arrangement, (xii) a fringe benefit arrangement (cash or noncash), (xiii) a holiday or vacation plan or policy, or (xiv) any other compensation arrangement, program, policy or practice.

"Employment Agreement" means any contractual written or oral agreement between the Company and any employee or independent contractor of the Company.

"Environmental Laws" means applicable federal, state, local or foreign Laws, Orders or Licenses relating to prevention, remediation, reduction or control of pollution, or protection of the environment, natural resources and/or human health and safety, including without limitation those relating to (a) solid waste and/or Hazardous Substance generation, handling, transportation, use, treatment, storage or disposal, (b) air, water, and noise pollution, (c) soil, ground, water or groundwater contamination, (d) the manufacture, processing, distribution, transportation or release, emission or discharge into the environment of Hazardous Substance, (e) regulation of underground and above ground storage tanks, (f) the obtaining, sale, use, storage, disposal or testing of any syringes, human blood or blood product or any other medical waste and (g) the disposal of Medical Waste, including without limitation CERCLA; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984; the Occupational Safety and Health Act of 1970; the Federal Safe Drinking Water Act; the Federal Water Pollution Control Act; the Oil Pollution Act of 1990; and the Emergency Planning and Community Right-to-Know Act of 1986.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.

"Financial Statements" has the meaning set forth in Section 3.8.

"Florida Patient Self-Referral Act" means the Florida Patient Self-Referral Act of 1992, Florida Statutes § 456.053 (2016), as in effect from time to time.

"Fraud Claim" means any claim, arising from any act committed or allegedly committed on or prior to the Closing Date, prohibited under Medicare, Medicaid or any other federal or state governmental program, alleging that the Company, Seller, or any other pharmacy professional or individual employed or engaged by Company or Seller: (a) made a false statement or representation of a material fact in any application for any benefit or payment; (b) made a false statement or representation of a material fact for use in determining rights to any benefit or payment; or (c) failed to disclose knowledge of the occurrence of an event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently.

"Governmental Authority" means any (a) federal, state, local, provincial, municipal, foreign, or other government or any department or agency thereof, (b) governmental or quasi-governmental authority of any nature, (c) Board of Medicine or other administrative body, or (d) other body exercising any statutory, administrative, arbitral, judicial, legislative, police, regulatory, or taxing authority or power.

"Governmental Permits" means all Licenses, franchises, registrations, permits, privileges, immunities, approvals, and other authorizations from a Governmental Authority.

"Hazardous Substance" means, collectively, any (a) petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas; (b) chemicals, materials, substances or wastes that are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "pollutants," "contaminants," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; and (c) other chemical, material, substance or waste, exposure to which is prohibited, limited or regulated by any governmental or regulatory authority.

"Indemnitee" and "Indemnitor" have the meanings set forth in Section 8.5.

"Knowledge" (i) with respect to representations made to "the Knowledge of the Company" or words of similar import, means all matters known or that would have been known after reasonable inquiry by Seller or by any individual who is, or at any time was, a director, officer, or management personnel of the Company and (ii) with respect to Seller having "Knowledge," means matters actually known or that would have been known after reasonable inquiry by any Seller.

"Law" means any constitution, law, treaty, compact, directive, ordinance, principal of common law, permit, authorization, variance, regulation, rule, statute, interpretation or case law, including, without limitation, all federal, foreign, international, state and local laws related to health care, pharmacy Taxes, ERISA, Hazardous Materials and the environment, Medical Waste, zoning and land use, intellectual property, privacy, occupational safety and health, consumer protection, product quality, safety, employment and labor matters.

"Lease" has the meaning set forth in Section 3.18.

"Licenses" means any franchise, authorization, license, permit, easement, variance, exemption, certificate, consent or approval of any Governmental Authority or other Person.

"Lien" means any security agreement, financing statement (whether or not filed), mortgage, lien (statutory or otherwise), charge, pledge, hypothecation, conditional sales agreement, adverse claim, title retention agreement, security interest, encumbrance, lien, charge, restrictive agreement, mortgage, deed of trust, indenture, pledge, option, limitation, exception or other title defect.

“LOIs” has the meaning set forth in Section 2.1(a)(i).

"Material Adverse Effect" means any event, circumstance or condition that, individually or when aggregated with all other similar events, circumstances or conditions, could have, or has had, a material adverse effect on (a) the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities or material agreements of the Company or the Business, or (b) the validity or enforceability of: (A) this Agreement or the Related Agreements; or (B) the rights or remedies of Purchaser hereunder or thereunder. Notwithstanding the foregoing, Material Adverse Effect shall not include effects arising from: (i) industry-wide conditions affecting pharmacies generally; (ii) changes in reimbursement rates or PBM practices; (iii) changes in Law or governmental policy; (iv) acts of God, pandemics, hurricanes, or natural disasters; or (vi matters disclosed to Purchaser prior to Closing.

"Medicaid" means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act and statutes succeeding thereto, and all Laws pertaining to such program, including without limitation all (a) federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) applicable provisions of all rules, regulations, manuals, orders and requirements of all Government Authorities promulgated in connection with such program (whether or not having the force of Law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

"Medical Waste" means (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals, (viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) any other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

"Medical Waste Laws" means the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the Medical Waste Tracking Act of 1988, 42 USCA §§6992, et seq., (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA §§2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA §§1401 et seq., (iv) the Occupational Safety and Health Act, 29 USCA §§651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) all other Laws insofar as they are applicable to assets or operations of PA, its Affiliates or their facilities or practice and purport to regulate Medical Waste or impose requirements relating to Medical Waste.

"Medicare" means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all Laws pertaining to such program, including without limitation all (a) federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) applicable provisions of rules, regulations, manuals, orders and requirements of Governmental Authorities promulgated in connection with such program (whether or not having the force of Law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Membership Interests” has the meaning set forth in Section 2.1.

"Noncompetition Agreement" means the Noncompetition Agreement by and between Purchaser and Seller, substantially in the form of Exhibit A.

"Order" means an award, decision, injunction, decree, stipulation, determination, writ, judgment, order, ruling, or verdict ordered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority.

"Patients" means all patients who are currently or have been patients of the Company or the Business at any time during the five-year period preceding the date hereof.

"Patient Files" means all written and electronic patient records, notes, files and other records created, obtained, maintained, or otherwise held by the Company or Seller and related to the treatment of Patients in the Business.

"Person" means a company, limited liability company, partnership, firm, joint venture, individual, association, trust, unincorporated organization, or other entity.

"Plan" has the meaning set forth in Section 3.14(a).

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Professional Malpractice Claim" means any professional malpractice or negligence claim against Seller, any pharmacist employed by the Company or any other Person providing services on behalf of any of the foregoing on or prior to the Closing Date.

"Proprietary Rights" has the meaning set forth in Section 3.20(a).

"Purchase Price" has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 8.2.

"Real Property" means the real property owned, leased, or subleased by the Company, together with all buildings, structures, and facilities thereon.

"Recoupment Claim" means any recoupment or overpayment, set-off, penalty, fine, assessment or other amount pending or threatened by any third-party payor or Governmental Authority having jurisdiction against the Company, the Seller, any pharmacist, or the Business for amounts arising from or related to payments to, or violations of Law by the Company, the Business, the Seller, any pharmacist, or any other Person providing services on behalf of any of the foregoing, at any time on or prior to the Closing Date.

"Related Agreements" means all certificates and other documents executed and delivered by or on behalf of the Company or any of its employees, the Seller, or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

"Seller" has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

"Straddle Period" means any taxable period beginning on or before and ending after the Closing Date.

"Subsidiary" means, with respect to any company, another company, more than 50% of whose voting securities are owned, directly or indirectly, by the company in question.

“Tax” or “Taxes” means any federal, state, county, municipal, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Law or regulation), real property, personal property, ad valorem, intangibles, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated, recapture or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing, whether disputed or not, and any obligations to indemnify, pay or otherwise assume or succeed to the tax liability of any Person.

"Tax Return" means any report, return, form, schedule, statement, claim for refund, information return, declaration or other document or information required to be supplied to any Governmental Authority in connection with Taxes, including any schedule or attachment thereto and any amendment or supplement thereof.

ARTICLE II

CLOSING; SALE AND PURCHASE

Section 2.1         Sale and Purchase of the Membership Interests. The Seller shall sell, free and clear of Liens or any encumbrances, and Purchaser shall purchase from the Seller, one hundred percent (100%) of the issued and outstanding membership interests of the Company, consisting of ALL (ALL) membership units (collectively the “Membership Interests”).

Section 2.2          Purchase Price; Certain Fees. Purchase Price. The purchase price to be paid by Purchaser for the Membership Interests shall be One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the "Purchase Price"), subject only to the inventory adjustment expressly provided in this Section 2.2. Purchaser shall cause the Purchase Price to be delivered as follows:

(i)

Initial Payment. Within three (3) Business Days after the full execution of this Agreement, Purchaser shall deposit Fifty Thousand and No/100 Dollars ($50,000.00) (the “Initial Payment”) with Purchaser’s legal counsel, Richard L. Barbara, P.A. (the “Escrow Agent”), to be held in escrow pending Closing. At Closing, the Initial Payment shall be credited against the Purchase Price and released to Seller. If Purchaser fails to consummate the Closing on or before the Closing Deadline, as the same may be extended pursuant to Section 2.4, for any reason other than Seller’s material breach of this Agreement or the failure of a condition to Closing caused by Seller’s material breach of this Agreement, the Initial Payment and any Extension Deposit shall be released to Seller as liquidated damages and not as a penalty.

(ii)

Closing Payment. At Closing, Purchaser shall pay and deliver the Purchase Price in full as follows: (A) the Initial Payment and any Extension Deposit shall be released to Seller and credited against the Purchase Price; (B) Purchaser shall pay Seller One Million Four Hundred Thousand and No/100 Dollars ($1,400,000), subject only to any inventory adjustment expressly provided in this Section 2.2; and (C) Purchaser shall deposit Fifty Thousand and No/100 Dollars ($50,000.00) with the Escrow Agent as the indemnification holdback described in Section 8.2. For clarity, except for the indemnification holdback described in Section 8.2, no portion of the Purchase Price shall be deferred beyond Closing.

(iii)

Inventory Adjustment. The Parties agree that, at Closing, the Company’s pharmacy drug inventory shall have a target value of Two Hundred Fifty-Three Thousand and No/100 Dollars ($253,000.00) (the “Inventory Target”). At least three (3) days prior to Closing, the Parties shall conduct a physical inventory of the Company’s inventory. Buyer shall be entitled to exclude from inventory value only expired inventory or inventory unusable in the ordinary course of business. Inventory shall be valued at Seller’s actual acquisition cost consistently applied. If the inventory value is greater than or less than the Inventory Target, the Purchase Price shall be increased or decreased, as applicable, on a dollar-for-dollar basis by the amount of such variance. Any disputes regarding inventory valuation shall be resolved by an independent pharmacist consultant mutually selected by the Parties.

(iv)

Cash, Bitcoin, Vehicles, and Accounts Payable. Seller may, prior to Closing, distribute or transfer from the Company all cash and cash equivalents in excess of Five Thousand and No/100 Dollars ($5,000.00), and Seller may transfer any and all bitcoin and vehicles out of the Company. Cash, cash equivalents, bitcoin, and vehicles shall not be included in the Purchase Price or in any Purchase Price adjustment. Seller shall remain responsible for all accounts payable of the Company due and owing as of the Closing Date, and Purchaser shall not assume or be responsible for such accounts payable except to the extent expressly agreed in writing by Purchaser.

(v)

Return of Payments. Amounts previously paid to Seller shall be refundable only to the extent the failure to consummate the transactions contemplated hereby results directly from Seller’s material breach of this Agreement. Subject to the preceding sentence and Section 2.2(c), if the transactions contemplated by this Agreement are not consummated, Seller shall authorize, in writing (email being sufficient), the return to Purchaser of all monies received by Seller as of that point in time, other than amounts properly released or releasable to Seller as liquidated damages pursuant to Section 2.2(a)(i), Section 2.4, or Section 2.2(c), and thereafter Purchaser shall have no further obligations to Seller and Seller shall have no further obligations to Purchaser, including pursuant to the Noncompetition Agreement.

(vi)

Certain Fees. If the transactions contemplated by this Agreement are not consummated due to the fault of Seller and due to no fault of Purchaser, Purchaser shall be entitled to the return of the Initial Payment. If the transactions contemplated by this Agreement do not occur due to the fault of Purchaser and due to no fault of Seller, Seller shall be permitted to retain the Initial Payment as liquidated damages.

Section 2.3         Assets Owned by the Company at Closing. The Company at Closing shall own good title to, free of Liens and other encumbrances, all assets shown on the Company's most recent balance sheet as of the day of Closing and that is included in the Financial Statements except for those assets subject to financing agreements as disclosed in Exhibit 2.3; provided that, at Closing the Company shall have no assets on its balance sheet that consist of loans outstanding to Seller or any other Person. Specifically, the Company's pharmacy shall have the inventory shown on Schedule 2.3 at the time of Closing. At least three (3) days prior to Closing, the Parties shall conduct a physical inventory of the Company’s inventory to assess whether the inventory satisfies the Inventory Target set forth in Section 2.2(a)(iii), said stated Inventory Target being part of the Purchase Price. Buyer shall be entitled to exclude from Inventory Value only expired inventory or inventory unusable in the ordinary course of business. Expired inventory is defined as inventory having less than thirty (30) days before the expiration date at the time of closing. Inventory shall be valued at Seller’s actual acquisition cost consistently applied. Any disputes regarding inventory valuation shall be resolved by an independent pharmacist consultant mutually selected by the Parties. All pharmacy records shall be the property of the Purchaser upon Closing and Seller shall not retain copies of pharmacy records except to the extent reasonably necessary for tax, insurance, legal defense, regulatory, or compliance purposes, subject to HIPAA compliance.

Section         2.4         Closing. The sale and purchase of the Membership Interests and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place on a mutually agreed Business Day not later than September 30, 2026 (the “Closing Deadline”), effective as of 12:01 a.m. Eastern Time on the Closing Date. Purchaser may extend the Closing Deadline one time, to October 31, 2026, by written notice to Seller delivered on or before September 30, 2026, provided that Purchaser is not then in material default under this Agreement, is diligently pursuing satisfaction of the conditions to Closing, and deposits an additional Fifty Thousand and No/100 Dollars ($50,000.00) with the Escrow Agent within one (1) Business Day after delivery of the extension notice (the “Extension Deposit”). The Extension Deposit shall be added to the Initial Payment, credited against the Purchase Price at Closing, and released to Seller if Purchaser fails to consummate the Closing on or before the extended Closing Deadline for any reason other than Seller’s material breach of this Agreement or the failure of a condition to Closing caused by Seller’s material breach of this Agreement. If the Closing has not occurred on or before the Closing Deadline, as the same may be extended pursuant to this Section 2.4, either Party may terminate this Agreement by written notice to the other Party, subject to the provisions of Section 2.2 and Article IX regarding the Initial Payment, the Extension Deposit, and the effect of termination.

Section 2.5         Deliveries by the Seller at Closing. At the Closing, the Seller shall deliver or cause to be delivered to Purchaser the following:

(a)	An assignment of Membership Interests in the form attached hereto as Exhibit B (the “Assignment”).

(b)	The Noncompetition Agreement to which Seller shall be a party, duly executed by Seller.

(c)

Resignations of Seller from any position he holds with the Company as a manager, managing member, officer, director, or otherwise, dated as of the Closing Date. Seller’s post-closing employment and/or PIC responsibilities shall be governed exclusively by a separate written employment agreement mutually acceptable to the Parties.

(d)	A receipt for the funds paid by Purchaser to Seller pursuant to Section 2.2(a)(i), executed by Seller.

(e)	Such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.

Section 2.6          Deliveries by Company at Closing. At the Closing, Company shall, and the Seller shall cause Company to, deliver to Purchaser the following:

(a)

A certificate, dated the Closing Date, executed by the Secretary of Company, that certifies (i) as true, correct and complete the resolutions of the Sole Member of the Company who constitutes all of the members of the Company, authorizing the execution, delivery, and performance of this Agreement, the Related Agreements (to the extent a party thereto) and all other documents contemplated hereby and thereby and authorizing the transactions contemplated hereby and thereby and (ii) the fulfilment on the part of Company of the conditions specified in Section 8.1(a), (b), (d) and (e).

(b)	Appointment of an officer of the Purchaser to serve as President, CEO, and Secretary of the Company.

(c)	A certificate of good standing, evidencing, as of a recent date, the active status of Company, in the State of Florida.

(d)	Such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.

Section 2.7         Deliveries by Purchaser at Closing. At the Closing, Purchaser shall deliver or cause to be delivered to the Seller the following:

(a)	Any outstanding payments due to any Seller at the time of Closing in accordance with this Agreement;

(b)	Such other documents, instruments or certificates as shall be reasonably requested by Seller or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Purchaser as follows:

Section 3.1          Authority; Execution and Delivery; Enforceability. Company has full corporate power and authority to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, and to perform its obligations hereunder and under the Related Agreements. All corporate acts and other proceedings required to be taken by Company to authorize the execution, delivery and performance of this Agreement and the Related Agreements have been duly and properly taken and are in full force and effect. Each of this Agreement and (when executed) the Related Agreements has been (or will be) duly executed and delivered by Company to the extent a party thereto, and constitutes (or will, when executed, constitute) the legal, valid and binding obligation of Company to the extent a party thereto, enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

Section 3.2          Organization and Qualification. Company: (a) is a limited liability company duly organized and validly existing under the laws of the State of Florida, and its status is active; (b) has all requisite power and authority to own, lease, and operate its properties and to carry on its business as currently being and as currently contemplated to be conducted; and (c) is not required to be qualified or licensed to do business in any jurisdiction other than the State of Florida.

Section 3.3          No Violation. The execution and delivery of this Agreement and the Related Agreements by Company and the Seller does not, and the consummation by the Company and the Seller of the transactions contemplated hereby and by such Related Agreements will not:

(a)	result in a material violation or breach of the articles of formation, operating agreement, or any other organizational documents of Company;

(b)

result in any material violation or breach of, or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration (with or without the giving or receipt of notice or passage of time or both) under, any of the terms, conditions or provisions of any License, Contract, agreement or other instrument or obligation to which Company is a party or by which any of its assets may be bound or subject;

(c)	materially violate any Order or any Law affecting Company or any of its assets; or

(d)	result in the creation of any Lien or encumbrance on any of the Company's assets.

Section 3.4          Consents and Approvals. Except as set forth in Schedule 3.4, and except for approvals, notices, or filings required in the ordinary course in connection with healthcare regulatory or PBM matters which will be obtained prior to closing, no consent, approval, License or Order of, or registration, declaration or filing with, any Governmental Authority or Person is required to be obtained by or on behalf of the Seller or Company: (i) in connection with the execution, delivery and performance of this Agreement or the Related Agreements; or (ii) in order to permit Company to conduct its business after the Closing as it is presently being conducted.

Section 3.5          Capitalization of Company. The authorized membership interests of Company consist of the Membership Interests. Seller owns the number of Membership Interests shown in Schedule 3.5, free and clear of all encumbrances, the total issued and outstanding Membership Interests of the Company being ALL SHARES/UNITS, and all of which have been validly issued and are fully paid and non-assessable. All of the Membership Interests were issued in compliance with applicable Laws, and none of the Membership Interests were issued in violation of any agreement, arrangement, or commitment to which Seller or the Company is a party or is subject to or in violation of any pre-emptive or similar rights of any Person. The Seller owns all of the Membership Interests, which constitute all of the issued and outstanding membership interests of Company. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans, or other agreements of any character providing for the purchase, issuance or sale of any membership interests or other equity interests of Company, other than the sale of the Membership Interests to the Purchaser pursuant to this Agreement. After the consummation of the transactions contemplated by this Agreement, Purchaser will own all of the shares of the issued and outstanding membership interests of Company.

Section 3.6          Ownership and Transfer of the Membership Interests. All of the Membership Interests have been duly authorized and validly issued and are fully paid and non-assessable. The Seller is the lawful owner of all the Membership Interests, free and clear of all Liens or encumbrances. Seller has the full legal right, power, and authority to enter into this Agreement and to sell, assign, transfer, and convey the Membership Interests to Purchaser pursuant to this Agreement. The delivery to Purchaser of the Membership Interests pursuant to the provisions of this Agreement will transfer to Purchaser full, valid, title thereto, free, and clear of all Liens. None of the Membership Interests is subject to any federal or state restriction on resale or transfer.

Section 3.7          Subsidiaries. Company has no Subsidiaries and does not own any equity interest in any Person.

Section 3.8          Financial Statements and Undisclosed Liabilities.

(a)

The balance sheet of Company at December 31, 2025, and the related statement of income for the periods then ended, together with the notes thereto, as provided in Section 3.8 (the "Financial Statements"), were prepared in accordance with GAAP or some other comprehensive basis of accounting. The Financial Statements present fairly the financial position and results of operations of Company as of the dates and for the periods indicated. True and complete copies of the Financial Statements are attached as Schedule 3.8.

(b)

Except as disclosed in the latest balance sheet included in the Financial Statements, Company does not have any liabilities or obligations of any kind, asserted or not asserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whether or not such liabilities or obligations would have been required to be disclosed on a balance sheet prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2025.

Section 3.9          Employees.

(a)

Schedule 3.9 includes a correct and complete list of the current employees of Company, including salary, bonus, and other compensation information for 2025 and 2026 classification, accrued vacation, accrued extended illness bank, and whether such employee is active or on maternity, sick or other leave (with the expected return date). Except as set forth in Schedule 3.9, none of Company's employees have any accrued and unused paid time off or extended illness bank days.

(b)	Company has delivered to Purchaser a correct and complete copy of Company's employee handbook and policies (if any).

(c)

Purchaser agrees to offer employment to the Company’s current Prescription Department Manager pursuant to the terms of an employment agreement mutually agreeable to the Parties and the Prescription Department Manager. Additionally, Purchaser agrees to offer employment to all existing employees of the Company on commercially reasonable terms, subject to customary background checks and credentialing requirements. Notwithstanding the foregoing, the successful negotiations of employment agreements or arrangements contemplated by this Section 3.9(c) shall not be a condition precedent to Seller’s obligation to consummate the transaction.

Section 3.10          Books and Records. Company has made or shall make available to Purchaser's representatives and agents complete and correct copies of Company's articles of formation, operating agreement, minute books, other existing records of any meeting of members, managers, or other similar governing body (and any committee thereof), and other books and records relating to its operations. Company's books of account completely and fairly record Company's financial affairs that would normally be recorded in books of account and reflect all of its items of income and expense and all of its assets and liabilities.

Section 3.11          Licenses and Permits; Compliance with Laws.

(a)

The Company owns, holds, or possesses a community pharmacy permit issued by the BOP, and this permit is current, valid, and unencumbered by any restrictions on practice, sanctions, penalties, injunctions, or other similar conditions imposed by the BOP. To the extent that Company owns, holds, or possesses a pharmacy license issued by a state other than the State of Florida, each such license is current, valid, and unencumbered by any restrictions on practice, sanctions, penalties, injunctions, or other similar conditions imposed by the authority granting such license in the other state.

(b)

The Company holds (i) a DEA registration, and (ii) an NCPDP registration, both of which will be transferred to Purchaser through the requisite Powers of Attorney in forms reasonably acceptable to the Parties.

(c)

Company owns, holds or possesses all material Governmental Permits that are necessary to entitle it to (i) own or lease, operate, and use its assets, (ii) carry on and conduct its business substantially as currently conducted and as proposed to be conducted, and (iii) obtain reimbursement under Medicare and Medicaid and under all contracts, programs and other arrangements with third-party payors, insurers or fiscal intermediaries.

(d)	All employees of the Company who are required by Law to practice their profession with a license or permit hold a valid and current license or permit.

(e)

Schedule 3.11(e) sets forth a complete and correct list and brief description of each material Governmental Permit owned, held, or possessed by Company or any of Company's employees or agents as required by Law as of the date hereof. Company has fulfilled and performed in all respects its obligations under each of the Governmental Permits that it owns, holds, or possesses, and no written notice of cancellation, default or dispute concerning any Governmental Permit, has been received by any Seller or Company.

(f)

Neither: (i) the conduct of the operations of Company (including the conduct of the pharmacists and other pharmacy personnel employed or retained by Company); nor (ii) the execution, delivery or performance of any Contract has materially violated, or as presently conducted does materially violate, any Law.

Section 3.12          Actions. Except as set forth in Schedule 3.12, there is no Action pending or, to the Knowledge of Seller or the Company, threatened against or affecting any of the Seller, Pharmacists, Company, Company's employees, officers or managers (including, without limitation, any Professional Malpractice Claim) or any of their assets, that would reasonably be expected to result in material liability.

Section 3.13          Taxes. Except as set forth in Schedule 3.13:

(a)

The Company has timely filed with the appropriate taxing authorities all Tax Returns that it has been required to be filed. All such Tax Returns are true, correct, and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid or adequate reserves have been established on the Financial Statements to provide for the payment of any Taxes which are not yet due and payable with respect to the Company. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority with respect to the Company in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(b)

The Company has withheld and paid to the appropriate taxing authority or other Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)	The Company has not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment, or collection of any Tax.

(d)

None of the assets of the Company is a contract, plan or arrangement covering any individual or entity that, individually or collectively, could give rise to the payment of a penalty or excise tax that could be imposed on Company or Purchaser pursuant to Sections 162(m), 280G, 404, 409A or 4999 of the Code.

(e)

No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Authority against the Company. There has not been, within the past five (5) calendar years, an audit, examination, or written notice of potential examination of any Tax Returns filed by the Company.

(g)

There is no action, suit, examination, investigation, Governmental Authority proceeding, or audit or material claim for refund in progress, pending, proposed or, to the Knowledge of Seller, threatened against or with respect to the Company regarding Taxes. Neither Seller nor any director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(f)

The Company has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code or any corresponding provision of state, local or foreign Law by reason of any change in accounting method initiated by it or on its behalf; no taxing authority has proposed any such adjustment or change in accounting method; and the Company has no application pending with any taxing authority requesting permission for any change in accounting method. The Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing.

(g)	The Company is not a party to or bound by any Tax allocation or Tax sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes.

(h)

The Company has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i)	The Company is not subject to Tax, nor does it have a permanent establishment, in any foreign jurisdiction.

(j)	The Company has no pending ruling requests filed by it or on its behalf with any taxing authority or Governmental Authority.

(k)

The Company and Seller have not been subjected to a Medicaid, Medicaid Program Integrity or Medicaid Fraud Control Unit audit, investigation, or overpayment whether final or not final during the five years preceding and including the Closing Date.

(l)	Schedule 3.13 sets forth an accurate, correct, and complete representation of the Company’s tax basis and asset liability statement.

Section 3.14          Employee Benefit Plans; ERISA.

(a)

Schedule 3.14 sets forth an accurate, correct, and complete list of every Employee Program (i) that is maintained, administered, sponsored or contributed to by Company, or with respect to which Company has, or may in the future have, any liability, (ii) that covers any current or former director, employee, officer, manager, independent contractor or retiree of Company or (iii) with respect to which an obligation of Company to make any contribution exists (collectively, the "Plans"). Except for the Plans listed in Schedule 3.14, Company does not maintain, contribute to, or have any Employee Program and has not agreed or committed, or otherwise become obligated, to institute any plan, program, arrangement, or agreement for the benefit of any of its employees other than the Plans, or to make any amendments to any of the Plans.

(b)

Company does not currently have, and at no time in the past has had, an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(c)

There are no pending or, to the knowledge of Company, threatened, claims by or on behalf of the Plans or by any employee of Company alleging any breach of fiduciary duties or violations of other applicable Legal Requirement that would result in liability on the part of Company or any of the Plans under any applicable Law.

(d)

Copies of the following materials have been or shall be delivered or made available to Purchaser within the Due Diligence Period all: (i) current and prior plan documents with respect to each Plan, or in the case of an unwritten Plan, a written description thereof, (ii) determination letters from the IRS, (iii) current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports, (iv) current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Plan, and (v) other documents, forms, or other instruments relating to any Plan. With respect to each Plan that is a group health plan benefiting any current or former employee of Company that is subject to Section 4980B of the Code, Company has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA").

(e)

All Plans have been maintained, operated, and administered in accordance with their terms and in compliance with all applicable laws, including without limitation the Code and ERISA. There are no "accumulated funding deficiencies" within the meaning of the Code in any of the Plans. No "reportable events" (within the meaning of ERISA) have occurred with respect to any of the Plans. No "prohibited transactions" within the meaning of the Code and ERISA for which there is no statutory exemption have occurred with respect to any of the Plans. There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Plans that could result in any liability or excise tax under ERISA or the Code being imposed on Company.

(f)

Each Plan intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(g)

No Plan is or at any time was funded through a "welfare benefit fund" as defined in Section 419(e) of the Code, and no benefits under any Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h)

   All (i) returns, reports, disclosure statements, and premium payments required to be made by Company with respect to, (ii) benefits, expenses, and other amounts due and payable by Company under and (iii) contributions, transfers, or payments required to be made by Company to, any Plan prior to the date of this Agreement have been paid, made or accrued, as appropriate, by Company.

(i)	All contributions, transfers, and payments in respect of each Plan have been or are fully deductible under the Code.

(j)

With respect to any insurance policy providing funding for benefits under any Plan, (i) there is no liability of Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Company, no such proceedings with respect to any such insurer are imminent.

(k)

No Plan provides benefits, including death or medical benefits: (i) to any individual other than Company's employees, or the dependents or other beneficiaries of any such employees; or (ii) beyond termination of service or retirement other than coverage mandated by COBRA.

(l)

Neither the execution, delivery nor performance of this Agreement will: (i) constitute a stated triggering event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Company to any current or former employee, officer, manager, or consultant (or dependents of such individuals or entities) of Company; or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any current or former employee, officer, manager, or consultant (or dependents of such individuals or entities) of Company.

(m)

No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or manager of Company who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement, or Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

(n)	Company does not have any Plan or other agreement that is subject to Code Section 409A.

(o)

In addition to the foregoing, any Employee of the Company who is retained by Purchaser may participate in Purchaser’s (or its affiliates’) 401k plan subject to meeting any and all eligibility requirements.

Section 3.15          Labor Relations. Company: (i) has performed all obligations with respect to its employees, independent sales representatives, consultants, agents, officers, and managers; (ii) is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours; and (iii) has no pending or, to the Knowledge of Company, threatened unfair labor practice or other charge, complaint, allegation, application, or Action against Company before the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, or any other Governmental Authority. Company is not now and never has been a party to any collective bargaining agreement.

Section 3.16          Insurance Policies. Schedule 3.16 sets forth a complete and accurate list of all insurance policies currently providing coverage, and that during 2024, 2025, and 2026 has provided coverage, in favor of Company or any of its employees (including the Seller and Company’s employees) or assets, specifying the insurer and type of insurance under each policy. Company has heretofore delivered to Purchaser true, correct, and complete copies of all such policies. Each current policy is in full force and effect and all premiums are currently paid, and no notice of cancellation, termination or non-renewal has been received by Company or its employees, or any Seller with respect to any such policy. Neither Company nor any Seller has been refused any insurance with respect to its or his, as the case may be, assets, the Business, or their operations (including, without limitation, professional liability insurance coverage), nor has coverage been limited by any insurance carrier for any such insurance or with which it or he, as the case may be, has carried insurance during the last three years. Neither Company nor any Seller has any outstanding claims, settlements or premiums owed with respect to any insurance policy, and each has given all notices or has presented all potential or actual claims under any insurance policy in due and timely fashion. Except as specified in Schedule 3.16, to Seller’s knowledge, Company, Seller, and other pharmacy personnel employed or engaged in the Business have been continuously insured for professional liability claims for at least the past two (2) years.

Section 3.17          Absence of Specified Changes. Except in the ordinary course of business consistent with past practice, and except as would not reasonably be expected to have a Material Adverse Effect, since December 31, 2025, the business of Company has been conducted only in the ordinary course and there has not been, with respect to Company, the Business or Company's assets, any:

(a)	transaction or contract not in the ordinary course of business, including any sale of any of Company's assets or any merger of Company and any other entity;

(b)	event, occurrence, or development that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect excluding industry-wide PBM reimbursement changes;

(c)	damage, destruction, or loss, whether or not insured;

(d)	change in accounting principles, methods, or practices, investment practices, claims, payment and processing practices or policies regarding intercompany transactions;

(e)	revaluation of any assets or write-up or write-down of the value of any asset;

(f)	sale, assignment, or transfer outside of the ordinary course of business, or encumbrance, of any of Company's assets;

(g)	borrowing of money or incurrence of any Lien;

(h)	unbudgeted and/or undisclosed capital expenditure(s) or capital commitment(s) requiring an expenditure of monies in the future by Company;

(i)	payment of any dividend or other distribution with respect to, or the redemption or repurchase of any of the Membership Interests or any other equity interest in Company;

(j)	issuance of any shares of membership interests or other equity interest in Company;

(k)	any capital investment in, or any loan to, any other Person;

(l)	entry into a new line of business or abandonment or discontinuance of existing lines of business;

(m)	any loan to, or entry into any other transaction with, any of its directors, officers, or employees;

(n)

action by the Company to make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser in respect of any Post-Closing Tax Period;

(o)

amendment, termination or revocation of, a failure to perform obligations under, or the occurrence of any default (or other event that, with or without the giving or receipt of notice or the passage of time or both, would result in a notice of cancellation, acceleration or termination) under, any contract or agreement to which Company is, or as of December 31, 2025, was, a party;

(p)

increase, or commitment to increase, the salary or other compensation payable or to become payable to any of its officers, managers, employees, agents, or independent contractors, or the payment of any bonus to the foregoing persons, except, in each case, in the ordinary course of business and consistent with past practice; or

(q)	agreement or understanding, whether in writing or otherwise, to take any of the actions described above in this Section 3.17.

Section 3.18          Real Property; Leases. Prior to the Closing Date, Company was a month to month tenant leasing the premises located at 6505 Highway 29 North, Molino, Florida 32577 (the “Leased Premises”), by and between Seller as “Tenant” and 29 & MOLINORD DEVELOPMENT LLC, a Florida limited liability company as “Landlord” (the “Seller Lease”). During the Due Diligence Period, Purchaser shall be solely responsible for negotiating with Landlord for a lease or other occupancy arrangement for the Leased Premises that is reasonably acceptable to Purchaser. Seller shall reasonably cooperate with Purchaser in connection with such negotiations, but Seller shall not be required to compel Landlord to enter into any lease or other agreement or to guarantee any lease terms. If Purchaser is unable to obtain a lease or occupancy arrangement reasonably acceptable to Purchaser before the expiration of the Due Diligence Period, Purchaser may terminate this Agreement before the expiration of the Due Diligence Period without penalty. After expiration of the Due Diligence Period, Purchaser shall have no right to terminate this Agreement based on the Seller Lease, the Leased Premises, or Purchaser’s lease negotiations with Landlord.

Section 3.19          Equipment and Personal Property. Schedule 3.19 sets forth a complete and accurate description of all equipment and personal property owned by Company as well as all leases or loans pursuant to which Company acquired personal property. All equipment and personal property used by Company is either (a) owned, free and clear of all Liens, or (b) used under operating leases or promissory notes and described in Schedule 3.19. All such leases and loans are valid and in full force and effect and enforceable in accordance with their terms. Company has not received any notice of and there exists no event of default, or event, occurrence, condition or act, including the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, that constitutes or would constitute (with or without the giving or receipt of notice or the passage of time or both) a default in any respect, or give rise to a right of acceleration, cancellation or termination, under any such lease. All of the equipment and tangible personal property owned or leased by Company is in good operating condition and repair (accounting for the age of such equipment), subject to normal wear and tear.

Section 3.20          Intellectual Property.

(a)

Schedule 3.20(a) sets forth a true, correct and complete list of all computer software, software programs, patents, patent applications, trademarks, fictitious names, trademark applications, trade secrets, formulations, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how, or information or other rights with respect thereto (collectively referred to as "Proprietary Rights"), owned by or licensed to Company, and/or used in or required for its business or currently conducted, together with the jurisdictions (if applicable) where such Proprietary Rights are registered or where applications have been filed, and all registration or application numbers, as appropriate.

(b)

All necessary registration, maintenance, and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office, United States Copyright Office, or other applicable Governmental Authority in the United States, or foreign patent, trademark or copyright office in the relevant foreign jurisdiction, for the purposes of maintaining the Proprietary Rights, and the registrations associated with the Proprietary Rights remain in full force and effect (if any).

(c)

There are no: (i) pre-existing uses of any of the Proprietary Rights; or (ii) areas within the United States or any foreign country where Company is prohibited from using any of the Proprietary Rights.

(d)

Except as set forth in Schedule 3.20(d): (i) all of the Proprietary Rights are exclusively owned by Company free and clear of Liens; (ii) no claims, actions, proceedings, or investigations have been instituted, and are pending or threatened that challenge the rights of Company in, or the validity or enforceability of, the Proprietary Rights, or that challenge the right of Company to use any Proprietary Rights nor are there any grounds for same; (iii) none of the Proprietary Rights are subject to any outstanding order (including any stop order), judgment or decree, or other restriction of any kind, or character limiting the scope or use of the Proprietary Rights by Company; (iv) Company's use of the Proprietary Rights in the conduct of its business does not dilute, misappropriate, or otherwise violate the Proprietary Rights of any individual or entity and Company has not received any notices (oral or written) alleging any of the foregoing; and (v) no individual or entity is infringing upon or misappropriating (including use by an individual or entity without a license or permission) any Proprietary Rights and Company has not made a claim of a violation, infringement, misuse, or misappropriation by any individual or entity, of its rights to, or in connection with, the Proprietary Rights. The consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of any of the rights of Company in any of the Proprietary Rights. Company has the sole and exclusive right.

(e)

Schedule 3.20(e) includes a complete and accurate list of all computer software, databases, and programs, other than readily available commercial "shrink-wrap" software, utilized by Company. Except as set forth in Schedule 3.20(e), all such computer software, databases, and programs are owned by, or licensed to, Company without any restrictions thereon.

(f)

Schedule 3.20(f) includes a complete and accurate list of all licenses, sublicenses, and other agreements pursuant to which Company grants rights or authority to any Person with respect to the Company's Intellectual Property or the Company's licensed Intellectual Property. Seller has provided Purchaser with true and complete copies of all such agreements. All such agreements are valid, binding, and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated, or misappropriated or is infringing, violating, or misappropriating, any of Company's Intellectual Property.

Section 3.21          Company Contracts.

(a)

Schedule 3.21 sets forth a correct and complete list of all Employment Agreements, management agreements, line of credit, or loan agreements, security agreements, noncompetition agreements, purchase agreements, and other agreements, arrangements and instruments, as amended to date, to which Company is a party or by which Company or any of its assets are bound (each a “Company Contract” and collectively the "Company Contracts"). Each of the Company Contracts is in full force and effect and enforceable against Company and the other party or parties thereto in accordance with its terms. Company has not received notice of cancellation of or intent to cancel, or notice to make a modification or intent to make a modification of, any of the Company Contracts. There exists no event of default of Company or any event of default of any other party, or event, occurrence, condition, or act (including, without limitation, the execution and delivery of this Agreement and the Related Agreements) on the part of Company or on the part of the other party or parties to such Company Contracts, that constitutes or would constitute (with or without the giving or receipt of notice or the passage of time or both) a default in any respect, or give rise to a right of acceleration, cancellation, or termination under any such Company Contract. Except as provided in Schedule 3.21, no consent of any other party to any of the Company Contracts is required in connection with the execution, delivery, and performance of this Agreement or any of the Related Agreements.

(b)	Company has delivered to Purchaser correct and complete copies of all Company Contracts, as amended.

(c)

As of and after the Closing, the employees of Company who continue their employment with Company will not be restricted by the provisions of any agreement between any such employee and any other Person (other than Purchaser or Company) from engaging in any business conducted by Purchaser or Company, including the Business.

Section 3.22          No Adverse Change. Since December 31, 2025, there has been no material change in the Business, operations, condition (financial or otherwise), prospects, liabilities, or assets of Company, and there is no change that is threatened or pending or any facts or circumstances that could give rise to or cause such a change.

Section 3.23          Title and Condition of Assets. Company has good, valid, and legal record and beneficial title to all of its assets, including without limitation those reflected in the most recent balance sheet included in the Financial Statements, free and clear of Liens or encumbrances. Company's assets are in good condition and working order and constitute all of the assets and properties necessary to conduct the Business subsequent to the Closing substantially in the manner conducted prior to the Closing.

Section 3.24          Transactions with Affiliates. Except as set forth in Schedule 3.24, none of Company, Seller, any officer, manager or employee of Company nor any Affiliate thereof: (i) has borrowed money from, or loaned money to, Company; (ii) is a party to any contract or other arrangement, written or oral, with Company; (iii) has asserted or threatened to assert any claim against Company; or (iv) is engaged in any transaction with Company.

Section 3.25          Absence of Certain Practices. No pharmacist, the Company, nor any manager, officer, agent, employee, or other Person acting on his behalf, directly or indirectly, has given, made, received, or agreed to give, make, or receive any commission, payment, gratuity, gift, political contribution, or similar benefit to any customer, supplier, or employee or official of any Governmental Authority or any other Person. The foregoing sentence does not extend to any commission, payment, gratuity, gift, political contribution, or similar benefit given by or on behalf of Purchaser. Neither the Company nor any manager, officer, agent, employee, or other Person acting on its behalf has: (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, employees of any Governmental Authority or others; or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.26          Third-Party Payors. Schedule 3.26 sets forth an accurate and complete list of all contracts between Company and third-party payors. Company has provided to Purchaser accurate and complete copies of all such contracts. Company is in compliance with each contract it has entered into with a third-party payor, and Company has properly charged and billed in accordance with the terms of those contracts, including, where applicable, billing and collection of all deductibles and co-payments.

Section 3.27          Governmental Health Care Programs. To the Company’s Knowledge:

(a)          Company does not employ or contract with any person who has been excluded from participation in a federal health care program (as defined in 42 U.S.C. Section 1320a-7b(f)).

(b)          Company is qualified for participation in the Medicare and Medicaid governmental health care programs, has a current and valid provider contract with such programs, and is, and has been, in compliance with the conditions of participation in such programs. Except as has been separately disclosed in writing to Purchaser, no Seller nor Company has received notice of any pending or threatened investigation or inquiry (other than routine surveys and audits that have not resulted in an investigation or inquiry) from any Governmental Authority, fiscal intermediary, carrier, or similar entity that enforces or administers the statutory or regulatory provisions in respect of any governmental health care program.

(c)          There are no outstanding or threatened reviews, claims, judgments, orders, writs, injunctions or decrees by or before any Governmental Authority (including without limitation CMS), intermediary or carrier in respect of any governmental health care program against Seller or Company that could result in liability of Seller or Company (whether or not covered by insurance), that could affect or delay the Seller’s, any pharmacist's or Company's performance of this Agreement or that could have a Material Adverse Effect upon Purchaser or Company.

(d)

Schedule 3.27(d) sets forth a complete and correct list of each Governmental Permit owned, held, or possessed by Company as of the date hereof that is necessary to operate the Business, together with: (i) Medicare and Medicaid provider numbers; (ii) copies of all bio hazardous waste permits; (iii) copies of all registrations for diagnostic imaging equipment utilized at the Company’s facilities; (iv) copies of occupational licenses for each of the Company’s facilities. Company has fulfilled and performed in all respects its obligations under each of the Governmental Permits that it owns, holds, or possesses, and no written notice of cancellation, default or dispute concerning any Governmental Permit, has been received by Company or any Seller.

Section 3.28          Healthcare Laws. Except as disclosed on Schedule 3.28, to Company’s Knowledge, neither Company, nor any of its employees or agents has engaged in any activity that is prohibited under federal Medicare or Medicaid statutes (including without limitation the Anti-kickback Law), the regulations promulgated pursuant thereto, Florida healthcare or insurance Laws (including without limitation the Florida Patient Self-Referral Act), or any other Laws, or that is prohibited by rules of professional conduct or that otherwise could constitute fraud, including the following: (i) making or causing to be made a false statement or representation in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; or (iv) soliciting, paying or receiving any remuneration (including without limitation any kickback, bribe, or rebate), directly or indirectly, overtly, or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to Company or Seller or any employee or agent of Company or Seller for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

Section 3.29          Reimbursement Matters.

(a)

Company has filed when due all cost reports and other documentation and reports required to be filed with third-party payors and Governmental Authorities in compliance with applicable contractual provisions and Laws.

(b)

Except as set forth on Schedule 3.29(b), since the Company was formed, neither Company nor Seller has been informed of any Recoupment Claim or received any notice of denial of payment or overpayment from a federal health care program or any other third party reimbursement source (inclusive of managed care organizations) with respect to any items or services provided by any of them. There is no basis for any such Recoupment Claim or other claim.

(c)

Neither Company nor Seller is subject to: (i) a "focused review" of claims by Medicare; or (ii) a "Corporate Integrity Agreement" or similar government-mandated compliance program, nor does Company or any Seller have any reason to believe that Company or such Seller will become subject to: (i) a "focused review" of claims by Medicare; or (ii) a "Corporate Integrity Agreement" or similar government-mandated compliance program.

Section 3.30          Patients. All Patient Files that are, or are required by Law to have been, owned and maintained by Company have been maintained in accordance with all Laws.

Section 3.31          Environmental Representations. Except as set forth on Schedule 3.31:

(a)          Company has operated and maintained its property in compliance with all federal, state, and local environmental laws, free of any Hazardous Substances as would require remediation under any applicable Environmental Law.

(b)          No claim, lawsuit, agency proceeding or other legal, quasi-legal, or administrative challenge or demand has been brought or, to the Knowledge of Company, threatened or made concerning the property of Company, the operation thereof, or the existence of any Hazardous Substance thereon or therein as would require remediation under applicable Environmental Law.

(c)          There have been no spills, discharges, releases, deposits, or emplacements of any Hazardous Substance by Company or Seller on Real Property leased, occupied, or operated by Company (the "Covered Properties") as would require remediation under any applicable Environmental Law. To the Company’s knowledge, there is not now, nor has there ever been, any asbestos-containing material in any form or condition, underground storage tank, above-ground storage tank, landfill, waste pile, surface impoundment, disposal area, or article or equipment containing polychlorinated biphenyls on or at any of the Covered Properties.

(d)

Company has been and currently complies with all Environmental Laws. No facts, events or conditions relating to or arising out of the past or present operations of Company or any of the Covered Properties will prevent, hinder or limit continued compliance by Company with any Environmental Law, or give rise to any investigative, corrective or remedial obligations pursuant to any Environmental Law, or give rise to any other liability pursuant to any Environmental Laws, including any relating to on-site or off-site releases or threatened releases of materials, substances or wastes, personal injury, property damage or natural resources damage.

(e)

Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or other third party, pursuant to any Environmental Law.

(f)

The Seller and Company have provided or shall provide Purchaser with true, correct, and complete copies of all environmental audits, reports, studies and other documents within the possession or control of Seller or Company with respect to past and present environmental conditions or events at any of the Covered Properties (all of which are listed on Schedule 3.31), and, to the Knowledge of Company, there are no other environmental audits, reports or studies with respect thereto.

(g)

Company has not treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, or released any substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liability pursuant to any Environmental Law, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damage, or attorneys' fees, or any investigative, corrective or remedial obligations pursuant to any Environmental Law.

(h)

Neither Company nor any property at any time owned, leased, used, operated, or occupied by Company is listed or, to the Knowledge of Company, proposed for listing on the National Priorities List under CERCLA or on any similar federal, state, or foreign list of sites requiring investigation or clean-up.

(i)

Without limiting the generality of the foregoing, Company has complied and is in compliance with, and has obtained, has complied with and is in compliance with, all permits and licenses required under all legal requirements relating to radioactive materials, all such permits may be relied upon for continued operation of the business of Company, and Company does not have any liability, contingent or otherwise, arising out of the use or handling, or exposure to, radioactive materials.

(j)

Company has not assumed, undertaken, or otherwise become subject to any liability, including without limitation, any obligation for corrective or remedial action, of any other person relating to Environmental Laws.

(k)

Company and its Affiliates have complied with all Medical Waste Laws, including without limitation in connection with the generation, transportation, treatment, storage, disposal, and other handling of Medical Waste.

Section 3.32          Disclosure. No representation, warranty, or statement made by Company in this Agreement or in the schedules or exhibits attached hereto, contains or will contain any untrue statement of a fact, or omits or will omit to state a fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 4.1          Authority; Execution and Delivery; Enforceability. The Seller has full power, authority, and capacity to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, and to perform its obligations hereunder and thereunder. Each of this Agreement and (when executed) such Related Agreements has been (or will be) duly executed and delivered by the Seller and constitutes (or will, when executed, constitute) the legal, valid, and binding obligation of the Seller to the extent a party thereto, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

Section 4.2          No Violation. The execution and delivery of this Agreement and the Related Agreements by the Seller, to the extent a party thereto, do not, and the consummation by the Seller of the transactions contemplated hereby and by such Related Agreements will not: (i) result in a violation or breach of, or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration (with or without the giving or receipt of notice or passage of time or both) under, any of the terms, conditions or provisions of any License, agreement, contract or other instrument or obligation to which the Seller or any of its Affiliates is a party; (ii) violate any Order or any Law; or (iii) result in the creation of any Lien or encumbrance on any of the assets of the Seller.

Section 4.3          Consents and Approvals. No consent, approval, License, or Order of, or registration, declaration or filing with, any Governmental Authority or Person is required to be obtained by or on behalf of the Seller in connection with the execution, delivery and performance of this Agreement or the Related Agreements or (ii) in order to permit the Seller to continue as an employee of Company, Purchaser, or one of its Affiliates after the Closing.

Section 4.4          Ownership and Transfer of the Membership Interests. All of the Membership Interests have been duly authorized and validly issued and are fully paid and non-assessable. The Seller is the lawful owner of all of the Membership Interests, free and clear of all Liens or encumbrances. The Seller has the full legal right, power, and authority to enter into this Agreement and to sell, assign, transfer, and convey the Seller’s membership interests to Purchaser pursuant to this Agreement. The delivery to Purchaser of the Seller’s membership interests pursuant to the provisions of this Agreement will transfer to Purchaser full, valid title to all Membership Interests, free and clear of all Liens and encumbrances. None of the Seller’s membership interests are subject to any federal or state restriction on resale or transfer.

Section 4.5          Employee Information.

(a)

Schedule 4.5(a) sets forth the Seller’s salary, bonus, and other compensation information for 2024, 2025, and 2026 to date, classification, accrued vacation, and, when applicable, whether the Seller is active or on sick or other leave (with the expected return date).

(b)

The vacation and other paid time off provided by Company to the Seller do not carry forward from one year to the next. Unless otherwise set forth in Schedule 4.5(a), the Seller does not have any accrued and unused vacation or other paid time off.

Section 4.6         Insurance Policies. Schedule 4.6 sets forth a complete and accurate list of all insurance policies currently providing coverage, and that during the past three years has provided coverage, in favor of the Seller. Company has heretofore delivered to Purchaser true, correct, and complete copies of all such policies. Each current policy is in full force and effect and all premiums are currently paid, and no notice of cancellation, termination, or non- renewal has been received by Company or the Seller with respect to any such policy. Neither Company nor Seller has been refused any insurance with respect to the Seller’s assets, or the pharmacy (including, without limitation, professional liability insurance coverage), nor has coverage been limited by any insurance carrier for any such insurance or with which it or he, as the case may be, has carried insurance during the last three years. Neither Company nor Seller has any outstanding claims, settlements, or premiums owed with respect to any such insurance policy, and each has given all notices or has presented all potential or actual claims under any insurance policy in due and timely fashion. Seller has been continuously insured for professional liability claims for at least the past five years. If applicable, prior to the Closing Date, the Company obtained (i) fully-paid-up “tail” coverage with respect to any “claims-made” insurance policy of the Company to include, without limitation, professional liability coverage for the pharmacy's and pharmacists' acts and omissions (a true, correct, and complete list of such policies being set forth on Schedule 4.6), which coverage will remain in place for four (4) years following the Closing and (ii) six (6) years of fully-paid-up “tail” coverage with respect to the Company directors’ and officers’ liability insurance policy.

Section 4.7          Transactions with Affiliates. The Seller (i) has not borrowed money from, or loaned money to, Company, (ii) is not a party to any contract or other arrangement, written or oral, with Company, (iii) has not asserted or threatened to assert any claim against Company, and (iv) is not engaged in any transaction with Company.

Section 4.8          Absence of Certain Practices. The Seller has not, directly or indirectly, given, made, received, or agreed to give, make, or receive any commission, payment, gratuity, gift, political contribution, or similar benefit to any customer, supplier, or employee, or official of any Governmental Authority or any other Person. The Seller has not (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, employees of any Governmental Authority or others or (ii) accepted or received any unlawful contributions, payments, gifts, or expenditures.

Section 4.9          Healthcare Laws. The Seller has not engaged in any activity, in its individual capacity or in connection with or on behalf of Company, that is prohibited under federal Medicare or Medicaid statutes (including the Anti-kickback Law), the regulations promulgated pursuant thereto, Florida healthcare or insurance Laws, or any other Laws, or that is prohibited by rules of professional conduct or that otherwise could constitute fraud, including the following: (i) making or causing to be made a false statement or representation in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; or (iv) soliciting, paying, or receiving any remuneration (including without limitation any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to Company or for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

Section 4.10          Reimbursement Matters. The Seller is not subject to (i) a "focused review" of claims by Medicare or (ii) a "Corporate Integrity Agreement" or similar government-mandated compliance program, nor does Seller have any reason to believe that Seller will become subject to (i) a "focused review" of claims by Medicare or (ii) a "Corporate Integrity Agreement" or similar government-mandated compliance program.

Section 4.11          Disclosure. No representation, warranty, or statement made by the Seller in this Agreement or in the schedules or exhibits attached hereto, contains, or will contain, any untrue statement of a fact, or omits, or will omit, to state a fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 4.12          Good Faith Efforts. From and after the Effective Date, Seller shall use good faith efforts to cooperate with Purchaser to allow Purchaser to process expeditiously all required change of ownership applications with all required regulatory and governmental agencies in order to allow the Closing to proceed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Seller as follows:

Section 5.1          Organization. Purchaser has all requisite power and authority to own, lease, and operate its properties and to carry on its business as currently conducted.

Section 5.2          Authority; Execution and Delivery; Enforceability. Purchaser has full power and authority to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, and to perform its obligations hereunder and under such Related Agreements. Each of this Agreement and (when executed) the Related Agreements has been (or will be) duly executed and delivered by Purchaser to the extent a party thereto, and constitutes (or will, when executed, constitute) the legal, valid, and binding obligation of Purchaser to the extent a party thereto, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, and other similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

Section 5.3          No Violation. The execution and delivery of this Agreement and the Related Agreements by Purchaser to the extent it is a party thereto do not, and the consummation of the transactions contemplated hereby and by such Related Agreements will not result in a violation or breach of, or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration (with or without the giving or receipt of notice or passage of time or both) under, any of the terms, conditions or provisions of any License, contract, or other instrument or obligation to which Purchaser is a party or by which its properties or assets may be bound.

Section 5.4          Consents and Approvals. No License or Order of, or registration, declaration or filing with, any Governmental Authority or Person is required to be obtained by or on behalf of Purchaser in connection with the execution, delivery and performance by it of this Agreement or the Related Agreements or the consummation by it of the transactions contemplated hereby and by such Related Agreements.

Section 5.5          Disclosure. No representation, warranty or statement made by Purchaser in this Agreement or in the schedules or exhibits attached hereto, contains or will contain any untrue statement of fact, or omits or will omit to state a fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 5.6          Good Faith Efforts. From and after the Effective Date, Purchaser shall use good faith efforts to process expeditiously all required change of ownership applications with all required regulatory and governmental agencies in order to allow the Closing to proceed.

ARTICLE VI

CERTAIN COVENANTS

The parties covenant as follows:

Section 6.1          Access to Information. At all times material to this Agreement and until Closing Date, Company and the Seller shall provide Purchaser and its officers, employees, agents, attorneys, accountants, and other representatives full access, upon reasonable notice and during normal business hours, to the Seller, the employees, and financial, legal, and other representatives of Company, and to the books, records, and properties relating to Company's Business and operations (including obtaining copies thereof upon reasonable notice). The Seller and Company shall instruct such persons to make full and candid disclosure of all information reasonably requested. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller or Company in this Agreement. After the Closing, if reasonably requested by Seller, the Company and Purchaser shall allow Seller timely access to requested Company books and records reasonably necessary to allow Seller to address any audit requests or requirements necessitating Seller’s access to such books and records.

Section 6.2          Conduct of Business in Normal Course. At all times material to this Agreement and until the Closing Date, Company shall, and the Seller shall cause Company to, unless otherwise expressly authorized by this Agreement or as consented to in writing by Purchaser: (i) maintain its present business organizations intact; (ii) use its best efforts to keep available the services of its present employees; (iii) use its best efforts to preserve its present relationships with Persons having business dealings with it; (iv) operate its Business in the ordinary and regular course consistent with its prior practices (but shall not be required to obtain Purchaser consent for ordinary-course operational decisions, including staffing adjustments, inventory purchases, vendor changes, or pricing decisions); (v) maintain its books and records in accordance with best business practices; (vi) maintain all certificates, Licenses and Governmental Permits necessary for the conduct of its Business as currently conducted and as contemplated to be conducted; and (vii) comply with all applicable Laws.

(a)

Without limiting the generality of the foregoing, at all times material to this Agreement and until the Closing Date, Company and the Seller shall not permit to occur with respect to Company, the Business or any of Company's assets, any:

(i)    action or omission that could reasonably be expected to have a Material Adverse Effect;

(ii)    transaction not in the ordinary course of business, including any sale of all or a portion of Company's assets or any merger, affiliation or joint venture of Company and any other Person;

(iii)    damage, destruction or loss, whether or not insured;

(iv)    failure to maintain in full force and effect substantially the same level and types of insurance coverage as in effect on December 31, 2025;

(v)    failure to pay the Company's debts, Taxes, or other obligations when due;

(vi)    change in accounting principles, methods, or practices, claims, payment and processing practices or policies regarding transactions with Affiliates;

(vii)    revaluation of any assets or write-up or write-down of the value of any assets, other than consistent with past practice;

(viii)    amendment to the articles of formation or operating agreement of Company, except as may be required to comply with the terms of this Agreement;

(ix)    sale, assignment, or transfer outside of the ordinary course of business, or encumbrance of, any asset;

(x)    payment of dividend on or other distribution with respect to, or redemption or repurchase of the Membership Interests or any other equity interest of Company;

(xi)    issuance of membership interests of or other equity interest in Company;

(xii)    lapse of any patent, trademark, trade name, service mark, or copyright or any application for the foregoing;

(xiii)    capital expenditure or capital commitment requiring an expenditure of monies in the future by Company, other than transactions in the ordinary course of business not in excess of Two Thousand Five Hundred and No/100 ($2,500.00) in the aggregate;

(xiv)    amendment, termination or revocation of (or notice of intent to do so), or a failure to perform obligations or the occurrence of any default (or other event that, with or without giving or the receipt of notice or the passage of time or both, would result in a notice of cancellation, acceleration or termination) under, any Contract or Lease to which Company is, or at any time since December 31, 2025, was, a party;

(xv)    increase or commitment to increase the salary or other compensation payable or to become payable to any Seller or officer, manager, employee, agent, or independent contractor of Company, the payment of any bonus to the foregoing persons or entering into any employment, consulting or other service agreements except in the ordinary course of business and consistent with past practice; or

(xvi)    entry into any agreement, whether in writing or otherwise, to take any of the foregoing actions.

Section 6.3          Exclusivity. Prior to the earlier of the Closing or the termination of this Agreement for any reason, neither the Seller nor Company (nor any of Seller’s or Company's Affiliates, officers, employees, representatives, or agents) shall, directly or indirectly, solicit or initiate any discussions or negotiations with, participate in any negotiations with, provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any Person, other than Purchaser and its employees, representatives, and agents, concerning: (i) the merger, affiliation or joint venture of Company with any other Person; (ii) the sale, assignment, or transfer of all or any portion of Company's assets; (iii) the sale or issuance of membership interests in Company; (iv) any employment, engagement, or other retention of the Seller; or (v) any transaction similar to any of the foregoing transactions. The Seller and Company shall promptly advise Purchaser of any proposal or inquiry made to Seller or to any of Company's officers, employees, representatives, or agents) with respect to any of the foregoing transactions. Seller and Company agree that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by a court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 6.4          Notification of Breach/Notification of Certain Events. From the date hereof through the Closing Date, each party hereto shall give notice, as promptly as practicable, to the others of: (i) any representation or warranty of such party contained in this Agreement being untrue or inaccurate and (ii) any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. From the date hereof through the Closing Date, Seller shall promptly notify Purchaser in writing of: (i) any fact, circumstance, event, or action the existence, occurrence, or taking of which: (A) has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (B) has resulted in or could reasonably be expected to result in, any representation or warranty made by Company or any Seller hereunder not being true and correct; or (C) has resulted in or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Actions commenced or, to any Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

Section 6.5          Due Diligence; Requested Information. For a period of thirty (30) days after the Effective Date (the “Due Diligence Period”), Purchaser may conduct a due diligence review of the Company and the Business and may submit reasonable written requests to Seller for information, documents, contracts, schedules, lists, reports, permits, licenses, insurance policies, financial information, tax information, employee information, third-party payor information, regulatory information, environmental information, and other materials reasonably related to the Company, the Business, or the transactions contemplated by this Agreement (collectively, the “Due Diligence Materials”). Seller shall provide Due Diligence Materials responsive to Purchaser’s reasonable written requests to the extent such materials are in Seller’s possession or control, and shall do so within the Due Diligence Period or, for requests made within five (5) Business Days before expiration of the Due Diligence Period, within five (5) Business Days after Seller’s receipt of the request. Such Due Diligence Materials shall be included as applicable in the Disclosure Schedules in Exhibit D attached to this agreement. The Disclosure Schedules in Exhibit D shall be completed by the Seller no later than the Closing Date. Purchaser’s due diligence termination right is limited to the following: (a) Seller’s material failure to provide requested Due Diligence Materials and/or Disclosure Schedules as required by this Section 6.5 after written notice from Purchaser and three (3) Business Days opportunity to cure; or (b) Purchaser’s discovery, based on the Due Diligence Materials and/or Disclosure Schedules in Exhibit D, of information that is materially detrimental to the Company, the Business, or the transactions contemplated by this Agreement. Purchaser shall not have a general right to terminate this Agreement for convenience or for any reason during the Due Diligence Period. If Purchaser does not terminate this Agreement in writing before the expiration of the Due Diligence Period, Purchaser’s due diligence termination right shall be deemed waived, except with respect to any timely requested Due Diligence Materials and/or Disclosure Schedules that Seller is not required to provide until after expiration of the Due Diligence Period under this Section 6.5.

Section 6.6          Consents. Each of the parties hereto shall use all commercially reasonable efforts and shall fully cooperate with each other party to make promptly all registrations, filings and applications, give all notices and obtain all Governmental Permits and third party consents, permits, approvals, Orders, authorities, qualifications, and waivers necessary for the consummation of the transactions contemplated hereby or that thereafter may be necessary to effectuate the transfer or renewal of any other License, approval or authorization. Without limiting the generality of the foregoing, the parties hereto shall use all commercially reasonable efforts to: (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Related Agreement; (ii) avoid the imposition of any Order or the taking of any Action that would restrain, alter, or enjoin the transactions contemplated by this Agreement or any Related Agreement; (iii) if any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Related Agreement has been issued, to have such Governmental Order vacated or lifted. If any consent, approval, or authorization necessary to preserve any right or benefit under any Company Contract is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Purchaser and Company in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable. If such consent, approval, or authorization cannot be obtained, Seller shall use its best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder. Notwithstanding the foregoing, nothing in this Section 6.6 shall require, or be construed to require, Purchaser or any of its Affiliates to agree to: (i) sell, hold, divest, discontinue, or limit, before or after the Closing Date, any assets, Business, or interests of Purchaser, the Company, or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operation of any such assets, Business, or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially or adversely impact the economic or business benefits to Purchaser of the transactions contemplated by this Agreement or any Related Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement or any Related Agreement. Purchaser shall use commercially reasonable and diligent efforts to obtain all PBM, PSAO, Medicaid, and governmental approvals and shall not intentionally delay Closing or approval processing.

Section 6.7          Confidentiality.

(a)

Except as otherwise provided in this Section 6.7, neither Purchaser, Company, nor Seller shall disclose, divulge, or otherwise disseminate any Confidential Information of any other party to this Agreement. Prior to the Closing Date, each of the Parties shall use the Confidential Information solely in connection with its analysis and review of the transactions contemplated by this Agreement. Subsequent to the Closing Date, the obligations of Seller, Company, and Purchaser under this Section 6.7 shall continue in effect, and all Confidential Information previously provided by the Seller or Company shall constitute Confidential Information that Purchaser, the Seller, and Company shall keep confidential in accordance with the terms of this Section 6.7.

(b)

Each of Purchaser, Company, and the Seller (each a "Disclosing Party" for purposes of this 6.7(b)) may disclose Confidential Information to any of its or his respective directors, managers, officers, employees, agents, attorneys, and advisors (each a "Representative" and collectively, the "Representatives") who need to know such Confidential Information solely for the purpose of assisting such party in connection with the transactions contemplated by this Agreement. The Disclosing Party may also disclose Confidential Information if required by legal process or by operation of applicable Law (including in respect of Tax Returns); provided, however, that the Disclosing Party shall first promptly advise and consult with the other party (the "Subject Party") and its counsel concerning the information the Disclosing Party proposes to disclose, except in respect of litigation or similar legal proceedings between the Disclosing Party and the Subject Party. The Subject Party shall have the right to seek an appropriate protective order or other remedy concerning the Confidential Information that the Disclosing Party proposes to disclose, and the Disclosing Party shall cooperate with the Subject Party to obtain such protective order prior to any disclosure thereof. If such protective order or other remedy is not obtained by the Subject Party, the Disclosing Party shall disclose only that portion of the Confidential Information that, in the written opinion of the Disclosing Party's counsel, the Disclosing Party is legally required to disclose, and the Disclosing Party shall use all commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information. Notwithstanding anything contained herein to the contrary, nothing herein shall preclude the disclosure of Confidential Information by a Disclosing Party as part of its defense in any legal proceeding instituted against the Disclosing Party, including any indemnification claim under Article IX; provided that, the Disclosing Party shall disclose only that portion of the Confidential Information that, in the written opinion of the Disclosing Party's counsel, is necessary for the defense of the Disclosing Party in such proceeding, and the Disclosing Party shall use all commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

(c)

If transactions contemplated hereby are not consummated, all Confidential Information whether or not then in each party's possession, and all copies thereof, or notes or extracts therefrom shall be returned to the other party, without retaining any copies thereof, and each party shall destroy, as soon as practicable, all copies of any analyses, studies, compilations, or other documents prepared by it or any of its Representatives to the extent that they contain, reflect, or are generated from any Confidential Information.

(d)

Each party acknowledges and agrees that any breach by it of the provisions of this Section 6.7 would cause the other party irreparable injury and damage, for which it cannot be adequately compensated in damages. Each party, therefore, expressly agrees that the other party shall be entitled to seek injunctive relief and/or other equitable relief to prevent any anticipatory breach or continuing breach of the provisions of this Section 6.7, or any part thereof, and to secure their enforcement. Nothing herein shall be construed as a waiver by a party of any right it may now have or hereafter acquire to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any wrongful act or omission of a party under the provisions of this Section 6.7.

Section 6.8          Responsibility for Filing Tax Returns.

(a)          Seller shall prepare and file, or cause to be prepared and filed, when due (taking into account any extension of a required filing date), all Tax Returns of the Company that are required to be filed on or prior to the Closing Date, and all income Tax Returns of the Company related to Tax periods ending on or before the Closing Date that are required to be filed after the Closing Date. Seller shall pay or cause to be paid all Taxes with respect to any such Tax Return in accordance with Law.

(b)

 Purchaser shall prepare and file, or cause to be prepared and filed, when due (taking into account any extensions of a required filing date) all other Tax Returns of the Company required to be filed after the Closing Date (each a “Purchaser Filed Tax Return”).

(c)          Any Tax Return described in this Section 6.8 shall be submitted by the party preparing such Tax Return (the “Tax Preparing Party”) (together with schedules, statements and, to the extent reasonably requested, supporting documentation) to the other party or parties at least thirty (30) days (or, in the case of any Tax Return that is not an income Tax Return, a reasonable number of days) prior to the due date (including any applicable extension) of such Tax Return. Each party shall have the right to review and comment on such Tax Return. If a party, within ten (10) Business Days after receipt of any such Tax Return, notifies the Tax Preparing Party in writing that it objects to any items in such Tax Return, the disputed item shall be resolved in a manner mutually agreeable to the parties within ten (10) Business Days, and if not so resolved, then by a jointly retained accounting firm within a reasonable time, taking into account the deadline for filing such Tax Return. Upon resolution of all such items, the relevant Tax Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of such accounting firm shall be borne by the Tax Preparing Party unless such accounting firm adopts the Tax Preparing Party’s position, and in such case, the costs, fees, and expenses of such accounting firm shall be borne by the other party.

(d)          Without prior written consent of Purchaser, Seller (and, prior to the Closing, the Company, its Affiliates, and their respective Representatives) shall not, to the extent it may affect or relate to the Company, make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing Tax liability or reducing any Tax asset of the Purchaser or the Company in respect of any Post-Closing Tax Period. Seller agrees that Purchaser is to have no liability for any Tax resulting from any action of Seller, the Company, its Affiliates or any of their respective representatives, and agree to indemnify and hold harmless Purchaser (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset. Any and all existing Tax sharing agreements (whether written or otherwise) binding upon the Company shall be terminated as of the Closing Date. All transfer, documentary, sales, use, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and any Related Agreements (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees. Purchaser shall pay or cause to be paid all Taxes with respect to any Purchaser Filed Tax Return filed under Section 6.8(b). Seller shall pay to Purchaser an amount equal to any Taxes attributable to the Pre-Closing Tax Period with respect to any Purchaser Filed Tax Return prepared in compliance with this Section 6.8, to the extent not paid at or before the Closing, within five (5) days after the date requested by Purchaser.

(e)

The Parties will provide each other with such reasonable cooperation and information as any of them reasonably may request of another in filing any Tax Return or conducting any audit, investigation, or other proceeding in respect of Taxes. Each such Party will make its employees and representatives available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each such Party will make available all Tax Returns, schedules, and work papers and all other records or documents relating to Tax matters of the Company in their possession or control, including audit reports received from any Tax authority relating to any Tax Return of the Company, until the expiration of the statute of limitations of the respective Tax periods to which such Tax Returns and other documents relate. Any non-public information obtained from the Parties under this Section 6.8(e) will be kept confidential, except as otherwise required by applicable Law.

Section 6.9          Further Assurances. At the Closing and after the Closing Date, each party shall execute and deliver, or cause to be executed and delivered, for no additional consideration, such assignments, deeds, drafts, checks, stock certificates, returns, filings, resignations, and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as the other party or its counsel may reasonably request for the effectual consummation of the transactions contemplated hereby and by the Related Agreements.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1          Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfilment on or prior to the Closing Date of the following conditions, any of which may be waived by Purchaser:

(a)

Representations and Warranties. The representations and warranties of Company and Seller contained in Article III and Article IV shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)	Performance. Seller and Company shall have performed in all material respects all covenants and obligations required to be performed by Seller and Company under this Agreement prior to or at Closing.

(c)	Injunction. There shall not be in effect any Order prohibiting the consummation of the transactions contemplated hereby.

(d)	No Material Adverse Effect. Since the Effective Date, Company shall not have suffered a Material Adverse Effect.

(e)

Consents and Approvals. Seller and Company shall have obtained those consents, approvals, notices, and filings, if any, that are expressly required as a condition to Closing under applicable Law or the Due Diligence Materials and/or Disclosure Schedules, provided that Purchaser shall be responsible for pursuing, and Seller shall reasonably cooperate with, any Purchaser-specific approvals, credentialing, CHOW filings, PBM notices, provider enrollment matters, and other transition matters required for Purchaser’s post-Closing operation of the Business.

(f)

Closing Certificate. Purchaser shall have received a certificate, dated the Closing Date and signed by Seller, certifying that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied.

(g)

Transaction Documents. The Assignment, the Noncompetition Agreement, and such other Closing documents expressly required by this Agreement shall have been executed and delivered by the applicable parties.

(h)

Due Diligence. Purchaser shall have completed its due diligence review within the Due Diligence Period. Purchaser may terminate this Agreement during the Due Diligence Period only as expressly provided in Section 6.5, and not for convenience or for any reason. If Purchaser does not timely terminate this Agreement pursuant to Section 6.5, this condition shall be deemed satisfied or waived.

(i)	Compliance with Laws. The consummation of the transactions contemplated herein shall not violate any Law applicable to Purchaser, Seller, Company, or the Business.

(j)

Regulatory Transition Matters. Seller shall have reasonably cooperated with Purchaser in connection with any applications, notices, filings, powers of attorney, or other transition documents reasonably required for Purchaser’s post-Closing operation of the Business, to the extent legally permissible and within Seller’s possession or control. Receipt of every PBM approval, provider number, credentialing approval, or reimbursement approval shall not be a condition to Closing unless expressly required by applicable Law as a condition to the transfer of ownership of the Membership Interests.

(k)	Actions. No Action shall have been commenced against Purchaser, Seller, or the Company that would legally prohibit the Closing.

(l)

Seller Lease. Purchaser shall have completed its lease negotiations for the Leased Premises during the Due Diligence Period as provided in Section 3.18(e). After expiration of the Due Diligence Period, Purchaser shall have no right to terminate this Agreement based on the Seller Lease, the Leased Premises, or Purchaser’s lease negotiations with Landlord.

(m)	Due Diligence Materials. Seller shall have provided the Due Diligence Materials and Disclosure Schedules required by Section 6.5 to the extent in Seller’s possession or control.

(n)

Proceedings. All actions, proceedings, instruments, and documents in connection with the consummation of the transactions contemplated hereby, including the forms of all documents, legal matters and procedures in connection therewith, shall be reasonably acceptable to Purchaser and its counsel, which approval shall not be unreasonably withheld, conditioned, or delayed.

Section 7.2          Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfilment on or prior to the Closing Date of the following conditions, any of which may be waived by the Seller:

(a)

Representations and Warranties. Each of the representations and warranties of Purchaser contained in Article V shall be true and correct as of the date when made and as of the Closing Date as though made at that time.

(b)

Performance. Purchaser shall have performed, satisfied, and complied in all material respects with all covenants, agreements, obligations, and conditions required to be performed or complied with by Purchaser under this Agreement prior to or at the Closing Date, including without limitation payment of the Closing Payment to Seller and funding of the indemnification holdback required by Section 8.2.

(c)

No Injunction. There shall not be in effect any Order prohibiting the consummation of the transactions contemplated hereby or by any of the Related Agreements or imposing any conditions on the consummation of the transactions contemplated hereby or by any of the Related Agreements.

(d)

Proceedings. All actions, proceedings, instruments, and documents in connection with the consummation of the transactions contemplated hereby, including the forms of all documents, legal matters, and procedures in connection therewith, shall have been approved in form and substance by the Seller, which approval shall not be unreasonably withheld.

ARTICLE VIII

INDEMNIFICATION

Section 8.1          Survival. Except as set forth herein, the representations and warranties made by the parties (i) in Articles III, IV, and V of this Agreement, and in the schedules and exhibits attached hereto, certificates, and documents related thereto relating to corporate organization, capitalization, authority, title to the Membership Interests, and Taxes shall survive the Closing Date until the expiration of the applicable statute of limitations period; (ii) in Articles III, IV, and V of this Agreement, and in the schedules and exhibits attached hereto, certificates, and documents related thereto relating to anything other than the matters described in clause (i) shall survive the Closing Date for a period of twelve (12) months; and (iii) covenants and agreements that by their terms are to be performed after Closing shall survive for the period provided in such covenants and agreements, or if no period is provided, for twelve (12) months. Notwithstanding anything to the contrary contained herein, any claim for indemnification that is asserted by written notice before expiration of the applicable survival period shall survive until finally resolved.

Section 8.2          Indemnification by Seller. Seller shall, jointly and severally, indemnify and hold harmless Purchaser and each of its Subsidiaries and Affiliates, and each of their respective direct and indirect parent companies, managers, partners, members, officers and directors, and other Representatives (individually "Purchaser Indemnitee" or collectively, the “Purchaser Indemnitees”) from and against all Damages incurred by such Purchaser arising from:

(a)	any and all accounts payable due and owing by the Company as of the Closing Date.

(b)	any failure by any Seller or Company to perform any of its covenants or other obligations contained in this Agreement;

(c)

any breach of any representation or warranty (A) made by any Seller in Article IV or (B) made by Company in Article III or any inaccuracy in or breach of any certificate or instrument delivered on behalf of any Seller or Company pursuant to this Agreement;

(d)	any Recoupment Claim, Fraud Claim, or Professional Malpractice Claim, or negligence claim that is not expressly disclosed in the schedules and exhibits attached hereto as to any Seller; and

(e)

any liability for Taxes of Company, including but not limited to: (a) any loss attributable to any breach of or inaccuracy in any representation or warranty by any Seller or Company made in this Agreement; (b) any loss attributable to any breach or violation of, or failure of any Seller or Company to fully perform any covenant, agreement, undertaking, or obligation in this Agreement; (c) all Taxes (or the non-payment thereof) of the Company or relating to the Business for all Pre-Closing Tax Periods including the portion of a Straddle Period ending on the Closing Date; (d) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; in each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith. Seller shall reimburse Purchaser for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 8.2 within ten (10) Business Days after payment of such Taxes by Purchaser or Company. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be: (a) in the case of Taxes based upon or related to income or receipts deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes (such as property Taxes), deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(f)	any failure by Company to perform any of its covenants or other obligations contained in this Agreement;

(g)	any breach of any representation or warranty made by Company in this Agreement;

(h)	any actual or alleged violation by Company, Seller, or any employee or agent of Company or Seller of the provisions of the Florida Patient Self-Referral Act or Florida Statutes Section 456.052;

(i)	any Recoupment Claim, Fraud Claim, or Professional Malpractice Claim as to Company for any act or omission occurring on or before the Closing Date;

(j)

any liability for Taxes of Company or that is imposed with respect to Company or its assets or operations to the extent such Taxes relate to any taxable period (or portion thereof) ending on or before the Closing Date;

(k)	any liability for insurance audit, insurance claw-back, or governmental audit of the Company; and

(l)	any other claim or cause of action by any Governmental Authority or other Person that in any way relates to Company's existence or Business as conducted on or prior to the Closing Date.

(m)

Notwithstanding anything herein to the contrary, Seller’s aggregate liability for indemnification claims under this Agreement shall not exceed ten percent (10%) of the Purchase Price, except in the case of intentional fraud by Seller. At Closing, Purchaser shall deposit Fifty Thousand and No/100 Dollars ($50,000.00) of the Purchase Price with the Escrow Agent as an indemnification holdback for ordinary representation and warranty claims. The escrowed amount shall be applied to higher-risk indemnification claims of Purchaser, such as taxes, fraud claims, recoupment claims, or healthcare regulatory claims arising from pre-closing conduct.. If there are no pending claims by Purchaser within eighteen (18) months after Closing, the remaining escrowed amount shall be released to Seller. If a claim is pending at the end of such eighteen (18)-month period, only the amount reasonably necessary to satisfy such pending claim shall continue to be held in escrow, and the balance shall be released to Seller.

(n)	All representations and warranties shall survive as provided in Section 8.1.

Section 8.3          Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller and its respective Representatives, Subsidiaries, direct and indirect parent companies, managers, partners, members, officers, and directors (the “Seller Indemnitees”) from and against all Damages incurred by the Seller arising from: (a) any failure by Purchaser to perform any of its covenants or other obligations in this Agreement; and (b) any breach of any representation or warranty of Purchaser contained in this Agreement. Purchaser shall also indemnify, defend, and hold harmless Seller from and against any and all losses, liabilities, claims, recoupments, audits, PBM disputes, governmental investigations, regulatory matters, malpractice claims, operational liabilities, or damages arising from or relating to the operation of the Business following the Closing Date, including without limitation liabilities arising from Purchaser’s management, operation, staffing, billing, reimbursement practices, or compliance activities following Closing.

Section 8.4          Notice of Claims. Any party seeking indemnification hereunder (an "Indemnitee") shall give to the party or parties obligated to provide indemnification to such Indemnitee (an "Indemnitor") a notice (the "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based (and, in the case of a third party claim, a copy of the notice received by such Indemnitee of such claim).

Section 8.5          Claims.

(a)

In the case of any third party Action as to which indemnification is sought, the Indemnitor shall, if necessary, retain counsel reasonably satisfactory to the Indemnitee and shall have the option (i) to conduct any proceedings or negotiations in connection therewith, (ii) to take all other steps to settle or defend any such Action (provided that the Indemnitor shall not settle any such Action without the consent of the Indemnitee, which consent shall not be unreasonably withheld) and (iii) to employ counsel to contest any such Action or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third-party Action. The Indemnitor shall, within ten (10) Business Days of receipt of the Claim Notice, notify the Indemnitee of its intention to assume the defense of such Action. If (i) the Indemnitor shall decline to assume the defense of any such Action, (ii) the Indemnitor shall fail to notify the Indemnitee within ten (10) Business Days after receipt of the Claim Notice of the Indemnitor's election to defend such Action, (iii) the Indemnitee shall have reasonably concluded that there may be defenses available to it that are different from or in addition to those available to the Indemnitor (in which case the Indemnitor shall not have the right to direct the defense of such action on behalf of the Indemnitee), or (iv) a conflict exists between the Indemnitor and the Indemnitee that the Indemnitee has reasonably concluded would prejudice the Indemnitor's defense of such Action, then in each such case the Indemnitor shall not have the right to direct the defense of such action on behalf of the Indemnitee and the Indemnitee shall, at the sole expense of the Indemnitor, defend against such Action and (x) in the event of a circumstance described in clause (i) or (ii), the Indemnitee may settle such Action without the consent of the Indemnitor (and the Indemnitor may not challenge the reasonableness of any such settlement) and (y) in the event of a circumstance described in clause (iii) or (iv), the Indemnitee may not settle such Action without the consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). The reasonable expenses of all proceedings, contests or lawsuits in respect of such Actions shall be borne and paid by the Indemnitor if the Indemnitee is entitled to indemnification hereunder, and the Indemnitor shall pay the Indemnitee, in immediately available funds, the amount of any Damages, within a reasonable time of the incurrence of such Damages. Regardless of which party shall assume the defense or negotiation of the settlement of the Action, the parties shall cooperate fully with one another in connection therewith.

(b)

If the Indemnitee incurs Damages other than with respect to a third-party Action, then the Indemnitor shall, within ten (10) Business Days after receipt of the Claim Notice from the Indemnitee, pay to the Indemnitee, in immediately available funds, the amount of such Damages.

(c)

In the case of any third-party Action as to which indemnification is sought, the Indemnitor shall, as promptly as reasonably possible, notify the Indemnitor of the existence of such Action and allow Indemnitor to participate in the defense of any such Action.

(d)	No Party shall be liable for consequential, punitive, speculative, incidental, or special damages except in the case of intentional fraud.

ARTICLE IX

TERMINATION

Section 9.1          Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(a)	by the mutual consent of each of the Parties;

(b)	by Purchaser during the Due Diligence Period, but only pursuant to the limited due diligence termination rights set forth in Section 6.5;

(c)	by Purchaser pursuant to the provisions of Section 7.1, provided that Purchaser is not then in material default under this Agreement;

(d)

by Seller if the Closing has not occurred on or before the Closing Deadline, as the same may be extended pursuant to Section 2.4, provided that Seller is not then in material default under this Agreement;

(e)

 by the Seller or Purchaser following reasonable written notice to the other party based upon the notifying party's determination, supported by an opinion of nationally recognized healthcare and tax legal counsel engaged by the notifying party, that existing or changed Laws applied to this transaction create a substantial likelihood of sanction, prosecution, or assessment (or, in the case of Purchaser, the likelihood of an adverse effect on the status of any of its Affiliates as an exempt organization under the Code). For purposes of this Section 9.1(d), Akerman LLP shall be considered to be a nationally recognized healthcare and tax legal counsel.

Section 9.2          Obligations to Cease. If this Agreement shall be terminated pursuant to Section 9.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith become void except for the obligations that expressly survive termination, and there shall be no liability or obligations on the part of the parties hereto except as otherwise provided in this Agreement. Notwithstanding the foregoing, the termination of this Agreement under Section 9.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

ARTICLE X

MISCELLANEOUS

Section 10.1          Expenses. Except as expressly provided herein, the Seller, Company, and Purchaser each shall pay its/their own costs and expenses, including, without limitation, any accounting fees, legal fees, brokerage fees, commissions or finder's fees incurred by such party in connection with the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Company shall not pay any expenses incurred by the Seller in connection with this Agreement.

Section 10.2          Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

If to Purchaser to:                   PROGRESSIVE CARE, LLC,

400 Ansin Boulevard, Suite A

Hallandale Beach, Florida 33009

Attn: David Phipps, Managing Member

with a courtesy copy to:          Richard L. Barbara, P.A.

224 Palermo Avenue

Coral Gables, Florida 3313

Attn: Richard L. Barbara, Esq.

If to Seller or Company:                   Ron G. Scott

with a courtesy copy to:          Carver Darden Koretzky Tessier Finn Blossman & Areaux LLC

151 West Main Street, Suite 200

Pensacola, FL 32502

Attn: Stephen B. Shell

Section 10.3          No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, except that the Persons entitled to indemnity under Article VIII shall be third-party beneficiaries to the extent of such indemnification rights.

Section 10.4          Assignment. Neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, and any attempt to do so will be void; provided that Purchaser shall have the right to assign this Agreement and its rights and obligations hereunder to an Affiliate.

Section 10.5          Construction. Nouns, pronouns, and verbs shall be construed as masculine, feminine, neuter, singular, or plural, whichever is applicable, throughout this Agreement. The word "including" shall mean "including without limitation." The division of this Agreement into sections and subsections, and the use of captions and headings, are solely for convenience of reference and shall have no legal effect in construing the provisions of this Agreement. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Florida. The Parties acknowledge and agree that they have been or have had the opportunity to be represented by counsel and that they have participated in the drafting of this Agreement. Accordingly, the language, terms, and conditions in this Agreement are not to be construed in any way against or in favor of any Party hereto by reason of the responsibilities of the parties in connection with the preparation of this Agreement.

Section 10.6          Waiver. No waiver of term or condition of this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

Section 10.7          Entire Agreement; Amendment. This Agreement, including the schedules and exhibits attached hereto, sets forth the entire understanding and agreement and supersedes all other understandings, negotiations or agreements among the Company, the Seller and Purchaser relating to the transactions contemplated herein. This Agreement may be amended or modified only by written agreement executed by all of the parties hereto.

Section 10.8          Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.9          Negotiated Agreement. Each Party represents and warrants to all other parties that (a) before executing this Agreement, it has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) it has relied solely and completely upon its own judgment in executing this Agreement; (c) it has had the opportunity to seek the advice of counsel before executing this Agreement; (d) it has acted voluntarily and of its own free will in executing this Agreement; (e) it is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted among the parties and their respective counsel.

Section 10.10          Prevailing Party Attorneys’ Fees; Venue. In any litigation, arbitration, or other proceeding arising out of or relating to this Agreement, the transactions contemplated hereby, or the enforcement of any party’s rights hereunder, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees, costs, and expenses, including fees and costs incurred on appeal. Venue for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby shall lie exclusively in the state courts located in Escambia County, Florida, or, if federal jurisdiction exists, in the United States District Court for the Northern District of Florida, Pensacola Division. Each Party irrevocably submits to such venue and waives any objection based on inconvenient forum or improper venue.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have entered into this Membership Interest Purchase Agreement as of the date first written above.

PURCHASER:

PROGRESSIVE CARE, LLC, a Nevada

Limited Liability Company

By:_/s/ David Phipps_____________________

Name: David Phipps

Title: Managing Member

SELLER:

__/s/ Ron G. Scott________________________

Ron G. Scott, an individual